Serina Therapeutics Appoints Stephen Brannan, M.D. to Board of Directors

- Renowned neuroscience drug developer joins to support strategic development of long-acting CNS therapeutics –

HUNTSVILLE, AL, May 22, 2025 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing a pipeline of product candidates leveraging its proprietary POZ Platform™ drug optimization technology, today announced the appointment of Stephen (Steve) Brannan, M.D., to its Board of Directors.

Dr. Brannan brings more than three decades of experience in neuroscience and neuropsychiatry drug development, with a proven track record of leading clinical programs from early development through regulatory approval and commercialization. Most recently, he served as Chief Medical Officer at Karuna Therapeutics, where he led the clinical strategy for KarXT (xanomeline–trospium), the first new mechanism of action for schizophrenia approved in over 30 years. KarXT’s successful development and launch were key to Karuna’s $14 billion acquisition by Bristol Myers Squibb in 2024.

“Steve brings a rare depth of clinical and strategic expertise in neuroscience drug development, and we’re pleased to welcome him to the Board,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “At Karuna, he helped shape the clinical path for KarXT, a first-in-class therapy that ultimately drove one of the largest CNS acquisitions in recent years. His experience designing thoughtful, data-driven trials and his understanding of patient and commercial needs are highly aligned with Serina’s focus on long-acting treatments for movement disorders and other CNS conditions. We look forward to his contributions as we advance our pipeline toward the clinic.”

Dr. Brannan previously held senior leadership roles at Takeda, Novartis, Cyberonics (now LivaNova), and Eli Lilly, where he directed clinical development programs in depression, Alzheimer’s disease, schizophrenia, and treatment-resistant epilepsy. At Takeda, he led turnaround efforts that rescued and advanced multiple late-stage CNS programs. He is a founding member of the CNS Summit Leadership Council and has served on the Executive Committee of the International Society for CNS Clinical Trials and Methodology (ISCTM), reflecting his continued influence on the field’s evolving standards and methodologies.

Dr. Brannan received his A.B. from Harvard University and his M.D. from the University of Texas Southwestern Medical School. He completed residency and fellowship training in psychiatry and neuroimaging, and has served in academic, clinical, and industry leadership roles throughout his career.

Serina also announced the departure of Remy Gross from its Board of Directors. Mr. Ledger stated, “Remy has been a trusted advisor to the team at Serina for many years. We thank Remy for his contributions to Serina’s growth from private to public company and his continuing support of the team in a new consulting role. "

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630